EXHIBIT 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4356

Unanimous International Trade Commission Decision Overturns Stay Order

- Tessera’s ITC Action To Resume At “Earliest Practicable Time” -

SAN JOSE, Calif. –March 28, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that the U.S. International Trade Commission (ITC) has issued written notice of its unanimous Order denying a stay of the case. The ITC’s ruling reverses a February 26, 2008 order by the Administrative Law Judge. The Order mandates that proceedings in Tessera’s wireless ITC action against Motorola, Freescale, Qualcomm and others shall be reinstated at “the earliest practicable time.” The Order states that an opinion explaining the ITC’s reasons for overturning the stay will issue shortly.

“The Commission’s decision puts our case back on track for prompt resolution” said Charlie Webster, chief financial officer, Tessera. “Our team is ready for trial. We look forward to this opportunity to demonstrate yet again the strength of our patents.”

About Tessera

Tessera Technologies, Inc. is a leading provider of miniaturization technologies for the electronics industry. The company provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.